Exhibit 10.2

845.986.8080
973.764.8080
fax 845.986.6699
www.wvtc.com

December 15, 2010

Kenneth H. Volz
c/o Warwick Valley Telephone Company
47 Main Street
Warwick, New York 10990

Mr. Volz:

This letter is intended to reflect the mutual understanding between you and the Board of Directors (the “Board’”) of Warwick Valley Telephone Company (the “Company”) regarding changes to the employment agreement between you and the Company, dated February 12, 2010 and effective April 11, 2010 (your “Employment Agreement”).

As we have discussed, the Board would like to revise the weight given to each of the financial performance metrics contained in Appendix A to your Employment Agreement used to determine your annual bonus and incentive compensation pursuant to Sections 4(b) and 4(c) of your Employment Agreement, respectively. As revised, the matrix in Appendix A to your Employment Agreement will be as follows:

Financial Metric	Weighting
Revenue	0.50
EBITDA	0.15
Free Cash Flow	0.15
Net Income	0.10
Board Discretion	0.10
Total	1.00

The remaining terms of your Employment Agreement remain unchanged.

By countersigning this letter, you agree that effective January 1, 2011 the weight given to each of the financial performance metrics in Appendix A to your Employment Agreement will be amended as described in the preceding paragraph and will be used to determine your annual bonus and incentive compensation pursuant to Sections 4(b) and 4(c) of your Employment Agreement, respectively.

Sincerely Yours,

Warwick Valley Telephone

/s/ Robert J. DeValentino—
Robert J. DeValentino
Chairman, Board of Directors

Accepted and Agreed to as of

the date first set forth above:

/s/ Kenneth H. Volz—
Kenneth H. Volz